Exhibit 21.1

SUBSIDIARIES OF SAEXPLORATION HOLDINGS, INC.

Name	State or County of Organization
SAExploration Sub, Inc.	Delaware
SAExploration, Inc.	Delaware
SAExploration Seismic Services (US), LLC	Delaware
NES, LLC	Alaska
Southeast Asian Exploration Pte. Ltd.	Singapore
SAExploration (Australia) Pty. Ltd	Australia
SAExploration (Brasil) Serviçios Sísmicos Ltda.	Brazil
SAExploration México S. de R.L. de C.V.	Mexico
1623739 Alberta Ltd.	Alberta, Canada
1623753 Alberta Ltd.	Alberta, Canada
SAExploration (Canada) Ltd.	Alberta, Canada
Kalo Tue Exploration Ltd. [1]	Alberta, Canada
SAExploration Ltd.	Alberta, Canada
SAExploration (Malaysia) Sdn. Bhd.	Malaysia
Kuukpik/SAExploration, LLC [2]	Alaska
Calgary Finance Company Ltd.	Alberta, Canada
SAExploration Global Holdings (UK) Ltd.	England
SAExploration (Colombia) S.A.S.	Colombia
Servicios Sísmicos de Bolivia S.R.L.	Bolivia
Global Finance Company Ltd.	England
SAExploration (Peru) S.R.L.	Peru

1 SAExploration (Canada) Ltd. owns 49%; Willowlake Environmental Ltd. owns 51%
2 SAExploration, Inc. owns 49%; Kuukpik Corporation owns 51%.